Exhibit 99.2
FOR IMMEDIATE RELEASE
CONTACTS:	Anthony Sanzio (Media) (856) 968-4390 Jennifer Driscoll (Analysts) (856) 342-6081
CAMPBELL SOUP COMPANY ANNOUNCES SENIOR
LEADERSHIP TEAM REPORTING TO DENISE MORRISON IN
HER NEW ROLE AS EXECUTIVE VICE PRESIDENT
AND CHIEF OPERATING OFFICER
CAMDEN, N.J. Sept. 28, 2010—Campbell Soup Company (NYSE:CPB) today announced the new senior leadership team that will report to Denise M. Morrison, who has been elected by the Board of Directors as the company’s Executive Vice President and Chief Operating Officer and as a Director of the company, effective Oct. 1, 2010.
•	Sean Connolly, 45, who has served as President of Campbell USA since November 2008, will succeed Morrison as President of the North America Soup, Sauces and Beverages division, which includes the company’s U.S. Soup business, Sauces and Beverages, Campbell Canada and North America Foodservice. Connolly joined Campbell in 2002 as Vice President — Food Brands, and subsequently held a series of leadership roles in the Beverages, U.S. Soup and North America Foodservice businesses. Before joining Campbell, he worked at Procter & Gamble, where he held numerous brand management leadership positions in that company’s food and beverage business.

•	Mark Alexander, 46, currently Senior Vice President and Chief Customer Officer, will become President — Campbell International. In his new role, Alexander will be responsible for the company’s businesses in Asia Pacific, Europe and Latin America. Since joining Campbell in 1989, Alexander has held marketing, sales and management roles in the U.S., Canada, UK, Ireland, Australia and Hong Kong. From 2006 to 2009, he served as President — Asia Pacific.

•	Pat Callaghan, 59, will continue to serve as President — Pepperidge Farm, reporting to Morrison. A Pepperidge Farm veteran of more than 30 years, Callaghan has held a wide range of leadership positions in sales, marketing, business development and general management before becoming President of that business in 2006.

•	Irene Chang Britt, 47, currently President — North America Foodservice, will assume the role of Senior Vice President — Chief Strategy Officer, leading strategic planning for the company’s global businesses. She will also be responsible for Global Marketing Services and Global Consumer and Customer Insights. Britt joined Campbell in December 2005 as General Manager — Sauces and Beverages and was appointed to her present role in December 2008. Before joining Campbell, she worked at Kraft Foods for eight years, serving most recently as senior vice president and general manager of the Post cereal division. Earlier in her career, Britt held a series of marketing, sales and research and development positions at Kimberly-Clark.

•	George Dowdie, 55, Senior Vice President — Global R&D and Quality, will remain in his current role, reporting to Morrison. Dowdie has held a succession of leadership roles in research and development since he joined the company in December 2002. He previously spent more than a decade with Joseph E. Seagram & Sons, most recently as senior vice president of product development, research and development, operations and quality, and also held a variety of product development roles in nine years at Frito-Lay.
     “I am thrilled to have the chance to work with this dynamic leadership team,” said Morrison. “It is a team of proven leaders with penetrating understanding of our brands, our opportunities for growth and a culture that values engagement, diversity and inclusion. Individually and collectively, this team has the talent to accelerate the growth of our great brands, delight consumers and customers with innovation, responsibly expand our business globally, manage our costs to fund our growth and build on our culture of high engagement to reach our potential for high performance.”
     Douglas R. Conant, President and Chief Executive Officer, who has advised the Board that he plans to step down as CEO on July 31, 2011, commented, “Denise has assembled an outstanding team of skillful and seasoned executives to partner with her in driving the growth of our businesses. Its strength is a tribute to the depth of the bench we have built at Campbell and the effectiveness of our process for developing executive talent. Under the leadership of this gifted team, we will have the benefit of seamless continuity in the execution of our fiscal 2011 business plans and in our strategic planning process during this transition period.”
     In other leadership changes, Larry McWilliams, 54, who has served as President — Campbell International since 2005, has been appointed Senior Vice President — International Business

Development, effective October 1. McWilliams joined Campbell in 2001 as Chief Customer Officer, and was named President of North America Soup in 2003 and President of Campbell USA in 2004. Carl Johnson, 62, who has been the company’s Chief Strategy Officer since 2001, will become Senior Vice President & Senior Advisor to the CEO, and will retire from the company on April 1, 2011. McWilliams and Johnson will continue to report to Conant.
     “As we implement these changes,” Conant continued, “I would like to express my appreciation for Larry’s extraordinary contributions as the leader of our U.S. and international businesses during the past ten years, and for Carl’s counsel and inspired direction of the company’s strategic planning. Each of them has played a pivotal role in transforming our business and defining the paths for its future growth.”
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.
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Forward-Looking Statements
This news release contains “forward-looking statements” that reflect the company’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to vary materially from those anticipated or expressed in the forward-looking statements made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation to update the forward-looking statements in order to reflect events or circumstances after the date of this release.